Exhibit 10.13
MASTER SECURITY AGREEMENT
No. REPLX
 Dated as of September 12, 2007
     THIS AGREEMENT (this “Agreement”) is between ATEL VENTURES, INC. (together with its successors and assigns, if any, “Secured Party”) and REPLY! INC. (“Debtor”). Secured Party has an office at 600 California Street, San Francisco, CA 94108. Secured Party is a California Finance Lender with California Finance Lender’s License No. 605-2302. FOR INFORMATION, CONTACT THE DEPARTMENT OF CORPORATIONS, STATE OF CALIFORNIA. Debtor is a corporation organized and existing under the laws of the state of California. Debtor’s mailing address and principal place of business is 12667 Alcosta Blvd. Suite 200, San Ramon, CA 94583.
1. CREATION OF SECURITY INTEREST; ADVANCE OF LOAN AND OTHER INVESTMENT MATTERS.
     (a) Security Interest. Debtor grants to Secured Party, its successors and assigns, a security interest in and against the Collateral (as that term is defined herein). This security interest is given to secure the payment and performance of all debts, obligations and liabilities of any kind whatsoever of Debtor to Secured Party, now existing or arising in the future, including but not limited to the payment and performance of certain Promissory Notes from time to time executed by Debtor substantially in the form set forth in Schedule D, (collectively “Notes” and each a “Note”), and any renewals, extensions and modifications of such debts, obligations and liabilities (such Notes, debts, obligations and liabilities are called the “Indebtedness”). Any reference herein to a “Loan” shall mean any Note, as it incorporates by reference all the terms and conditions of this Agreement and any riders, exhibits or addendum thereto.
     (b) Advance of Loan. At Debtor’s written request pursuant to a Request for Advance in the form set forth in Schedule E, Secured Party will advance Debtor Loans in an aggregate amount not to exceed $4,000,000 (the “Working Capital Line”), provided that Secured Party’s obligation to advance the Working Capital Line will be subject to the following conditions: (i) Secured Party and Debtor shall have entered into mutually acceptable Loan documentation including the Note along with such other ancillary documents and instruments as may be reasonably required by Secured Party in connection with the Advance under the Working Capital Line, including corporate resolutions and incumbency certificates, or other documents evidencing the Debtor’s authority to execute and deliver the Loan (substantially in the form set forth in Schedule F or other form acceptable to Secured Party), evidence of insurance pursuant to “Accord” certificates (pursuant to the request set forth in Schedule G), appropriate waivers or agreements from all Collateral lien-holders and entities in control of the real property on which the Collateral is located including landlords and co-location facilities (substantially in the form set forth in Schedule H and Schedule I, respectively, or other form acceptable to Secured Party), Debtor to use commercially reasonable efforts to obtain the same post closing on the terms and conditions set forth in Section 7(a) of this Agreement, UCC- 1 Financing Statements, and a list of Debtor’s major equipment collateral by make, model, serial number, purchase price, purchase date and location, provided, however, Debtor agrees that this list is not intended in any way to limit Secured Party’s lien only to items of equipment Collateral so listed; (ii) Debtor shall have full legal right, title, and interest in and to the Collateral, free and clear of all liens, claims, and encumbrances, whatsoever, other than Permitted Liens; (iii) all representations and warranties of Debtor contained in Section 2 of this Agreement are true and correct in all material respects as of the date the Loan is advanced; (iv) there shall not exist under any Loan any Event of Default, or any condition, event, or act which with notice or lapse of time would become an Event of Default, (v) there has not been, in Secured Party’s good faith opinion, any material adverse change in Debtor’s financial condition or business operations since the date of the Proposal Letter dated August 23, 2007 (“Proposal Letter”), which, in the good faith judgment of Secured Party, would impair the ability of Debtor to perform its obligations hereunder, (vi) Secured Party shall not be obligated to make any Loan after August 23, 2008, (vii) Debtor and ORIX Venture Finance LLC (“ORIX”) shall have entered into a pay proceeds agreement acceptable to Secured Party confirming that upon advance of the Loan, Debtor shall pay in full all obligations outstanding to ORIX and that upon receipt of such payment, ORIX shall immediately terminate, in any event within one (1) business day after Secured Party advances the Loan, its lien against Debtor’s assets by filing appropriate UCC termination statements and terminations with respect to account control agreements in favor of ORIX held by any Third Party Institutions, and (vii) Secured Party and Point Financial, Inc. (“Point”) shall have entered into an agreement whereby ATEL shall agree not to claim any lien in Equipment Collateral financed by Point under an equipment schedule between Point and Debtor until such time as all obligations of Debtor to Point under that equipment schedule are paid and otherwise performed in full, at which time, Secured Party’s lien shall attach to such Equipment Collateral.
     (c) Stock Warrant. Concurrently with execution of this Agreement, Debtor will issue to Secured Party a stock warrant based on five percent (5%) of the amount of the Working Capital Line for Debtor’s Series B Preferred Stock in the amount of 60,994 shares priced at $3.279 per share. Debtor and Secured Party hereby acknowledge and agree that any Warrant to purchase stock transferred to Secured Party is part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code which includes the Loans entered into hereunder. Debtor and Secured Party further agree as between Debtor and Secured Party, that the fair market value of the Warrant is equal to US$100 and that, pursuant to Treas. Reg. § 1.1273-2(h), US$100 of the issue price of the investment unit will be allocable to the Warrant and the balance shall be allocable to the Loans. Debtor and Secured Party agree to prepare their federal income tax returns in a manner consistent with the foregoing agreement and, pursuant to Treas. Reg. § 1.1273, the original issue discount on the Loans shall be considered to be zero.
     (d) Investment Right. If Secured Party advances a Loan or Loans under the Working Capital Line to Debtor, then Debtor agrees that, subject to the terms and conditions of this paragraph, Secured Party will invest $500,000 in Debtor’s Series B Preferred equity financing on the same terms, conditions and pricing offered to other investors participating in the Series B Preferred equity financing.
2. REPRESENTATIONS AND WARRANTIES OF DEBTOR.
Debtor represents and warrants as of the date of this Agreement and as of the date of the Advance Date of each Note that:
(a)	Due Organization. Debtor’s exact legal name is as set forth in the preamble of this Agreement and Debtor is duly organized, existing and in good standing under the laws of the State set forth in the preamble of this Agreement, has its chief executive offices at the location specified in the preamble, and is duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations.

(b)	Power and Capacity to Enter Into and Perform Obligations. Debtor has adequate power and capacity to enter into, and to perform its obligations under this Agreement, each Note and any other documents evidencing, or given in connection with, any of the Indebtedness including the Warrant, (all of the foregoing are called the “Debt Documents”).

(c)	Due Authorization. This Agreement and the other Debt Documents have been duly authorized, executed and delivered by Debtor and constitute legal, valid and binding agreements enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

(d)	Approvals and Consents. No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into, or performance by Debtor of any of the Debt Documents, except any already obtained.

(e)	No Violations or Defaults. The entry into, and performance by, Debtor of the Debt Documents will not (i) violate any of the organizational documents of Debtor or any judgment, order, law or regulation applicable to Debtor, or (ii) result in any breach of or constitute a default under any contract to which Debtor is a party, or result in the creation of any lien, claim or encumbrance on any of Debtor’s property (except for liens in favor of Secured Party) pursuant to any indenture, mortgage, deed of trust, bank loan, credit agreement, or other agreement or instrument to which Debtor is a party.

(f)	Litigation. There are no suits or proceedings pending in court or before any commission, board or other administrative agency against or affecting Debtor which could, in the aggregate, have a material adverse effect on Debtor, its business or operations, or its ability to perform its obligations under the Debt Documents, nor does Debtor know that any such suits or proceedings are threatened.

(g)	Solvency. The fair salable value of Debtor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Debtor is not left with unreasonably small capital after the transactions in this Agreement or any Notes and Debtor is able to pay its debts (including trade debts) as they mature.

(h)	Financial Statements Prepared In Accordance with GAAP. All financial statements delivered to Secured Party in connection with the Indebtedness have been prepared in accordance with generally accepted accounting principles (except that the monthly, quarterly and other unaudited financial statements do not contain notes thereto or account for normal year-end audit adjustments), and since the date of the most recent financial statement, there has been no material adverse change in Debtor’s financial condition.

(i)	Use of Collateral. The Collateral is not used by Debtor for personal, family or household purposes.

(j)	Collateral in Good Condition and Repair. The Collateral is in good condition and repair, reasonable wear and tear excepted, and Debtor will not be negligent in its care and use.

(k)	Ownership of Collateral. Debtor is the sole and lawful owner and is in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement.

(l)	Receivables. As to each and every Receivable, (a) it is a bona fide existing obligation, valid and enforceable against the Account Debtor for a sum certain for sales of goods shipped or delivered, or goods leased, or services rendered in the ordinary course of business; (b) all supporting documents, instruments, chattel paper and other evidence of indebtedness, if any, delivered to the Secured Party are complete and correct and valid and enforceable in accordance with their terms, and all signatures and endorsements that appear thereon are genuine, and all signatories and endorsers have full capacity to contract; (c) to the best of the Debtor’s knowledge, the Account Debtor is liable for and will make payment of the amount expressed in such Receivable according to its terms; (d) it will be subject to no material discount, deduction, setoff, counterclaim, return, allowance or special terms of payment without the prior approval of the Secured Party, (e) to

Debtor’s best knowledge, it is subject to no dispute, defense or offset, real or claimed; (f) it is not subject to any prohibition or limitation upon assignment; (g) it has not been redated or reissued in satisfaction of prior Receivables; (h) the Debtor has full right and power to grant the Secured Party a security interest therein and the security interest granted in such Receivable to the Secured Party in this Agreement, when perfected, will be a valid first security interest which will inure to the benefit of the Secured Party without further action, The warranties set out herein shall be deemed to have been made with respect to each and every Receivable now owned or hereafter acquired by the Debtor.

(m)	Encumbrances. The Collateral is free and clear of all liens, claims and encumbrances of any kind whatsoever, except for Permitted Liens.

(n)	Taxes. All federal, state and local tax returns required to be filed by Debtor have been filed (or extensions thereof sought) with the appropriate governmental agencies and all taxes due and payable by Debtor have been timely paid (or provided for), except as are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established.

(o)	No Defaults. No event or condition exists under any material agreement, instrument or document to which Debtor is a party or may be subject, or by which Debtor or any of its properties are bound, which constitutes a default or an event of default thereunder, or will, with the giving of notice, passage of time, or both, would constitute a default or event of default thereunder.

(p)	No Material Adverse Change. There has been no material adverse change in Debtor’s financial condition, business operations, properties, product development, technology, or business or contractual relations with third parties which would impair the ability of Debtor to perform its obligations hereunder or under any of the other financing agreements to which it is a party or of Secured Party to enforce the Indebtedness or realize upon the Collateral.

(q)	Omissions. Debtor has not omitted to state in any written statement furnished to Secured Party, any material fact which would make any of the representations and warranties set forth herein false or misleading in light of the circumstances under which made.

(r)	Primary Account and Wire Transfer Instructions. Debtor maintains its Primary Account (the “Primary Operating Account”) and the Wire Transfer Instructions for the Primary Operating Account are as follows:
Bank name: Comerica Bank
Acct number:
ABA No: 121137522
Acct name:
In addition to the Primary Operating Account identified hereinabove, Debtor maintains the following other deposit and investment accounts:
Bank Name: Comerica Bank
Acct number:
Acct Name:
Bank Name: First Republic Bank
Acct number:

Acct Name:
Bank Name: La Salle Bank
Acct number:
Acct Name:
Investment account:
Bank Name: UBS Financial Services, Inc.
Acct number:
Acct name:
3. AFFIRMATIVE COVENANTS
The Debtor covenants and agrees that, so long as any of the Debt Documents shall remain in effect, or unless the Secured Party shall otherwise consent in writing:
(a)	Ownership and Possession of Collateral. Debtor shall remain the sole and lawful owner of the Collateral and in possession of the Collateral; except that Secured Party shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, and (ii) any other Collateral in which Secured Party’s security interest may be perfected only by possession. Promptly, upon request by the Secured Party, Debtor shall deliver, collaterally assign, and endorse to the Secured Party all chattel paper and all other documents held by the Debtor in connection therewith.

(b)	Maintenance of Collateral. Debtor shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, (iii) use and maintain the Collateral only in compliance with manufacturers recommendations and all applicable laws, and (iv) keep all of the Collateral free and clear of all liens, claims and encumbrances (except for Permitted Liens).

(c)	Taxes. Debtor shall pay promptly when due (or timely seek extensions to pay) all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents. At its option, Secured Party may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Debtor agrees to reimburse Secured Party, on demand, all costs and expenses incurred by Secured Party in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Indebtedness. Except to the extent contested in good faith for which adequate reserves have been established, Debtor agrees to file all required property tax returns and reports concerning the Collateral with all appropriate governmental agencies, and, within not more than thirty (30) days after such filing, to send confirmation of and copies of such filings to Secured Party. Debtor shall provide, on an annual basis, a copy of its property tax report lists to Secured Party and hereby certifies that all Collateral subject to property tax has been reported to the proper taxing jurisdiction.

(d)	Books and Records; Inspection of Collateral. Debtor shall, at all times, keep accurate and complete records of the Collateral, and Secured Party shall have the right to inspect and make copies of all of Debtor’s books and records relating to the Collateral during normal business hours, after giving Debtor reasonable prior notice. Secured Party may inspect any of the Collateral during normal business hours after giving Debtor reasonable prior notice.

(e)	Third Party Possession of Collateral. Debtor agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Secured Party. Secured Party may at any time, after no less than 5 Business Days’ notice thereof to Debtor (unless an Event of Default has occurred and is continuing) give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, the Secured Party.

(f)	Bailees. The Inventory is not now and shall not at any time hereafter be stored with a bailee, warehouseman, or similar party without the Secured Party’s prior written consent. If any Inventory is so stored, the Debtor will, concurrent with storing such Inventory, cause any such bailee, warehouseman, or similar party to issue and deliver to the Secured Party, in a form acceptable to the Secured Party, warehouse receipts in the Secured Party’s name evidencing the storage of the Inventory. All such warehouse receipts do and will evidence ownership of the Inventory stored by the issuers thereof, and the holder thereof is and will continue to be the owner of good and marketable title of same, free and clear of any Liens or encumbrances. All such warehouse receipts are and will be genuine, valid and enforceable by the holder thereof in accordance with their terms and all statements thereon are and will be true and accurate in all respects. None of the Collateral shall be placed by the Debtor on consignment with any person or entity.

(g)	Change of Address. All of the Collateral is located in and will in the future be in the possession of the Debtor at its address stated above or at such other addresses as set forth on the attached Schedule A. The Secured Party shall be entitled to rely upon the foregoing unless it receives 14 days’ advance written notice of a change in the address of the Debtor’s executive offices or location of the Collateral.

(h)	Fixtures. Debtor will use commercially reasonable efforts to not permit any item of the Equipment to become a fixture to real estate or an accession to other property without the prior written consent of the Secured Party, and the Equipment is now and shall at all times remain personal property except with the Secured Party’s prior written consent. If any of the Collateral is or will be attached to real estate in such a manner as to become a fixture under applicable state law and if such real estate is encumbered, the Debtor will use commercially reasonable efforts to obtain from the holder of each Lien or encumbrance a written consent and subordination to the security interest hereby granted, or a written disclaimer of any interest in the Collateral, in a form acceptable to the Secured Party on the terms and conditions set forth in Section 7(a) of this Agreement.

(i)	Claims and Disputes. Within three (3) business days after learning thereof, Debtor shall report to the Secured Party any reclamation, return or repossession of goods, any claim or dispute asserted by any Account Debtor or other obligor, and any other matter affecting the value and enforceability or collectability of any of the Collateral, in each case having a value in excess of $100,000. In addition, the Debtor shall, at its sole cost and expense (including attorneys’ fees), settle any and all such claims and disputes and indemnify and protect the Secured Party against any liability, loss or expense arising therefrom or out of any such reclamation, return or repossession of goods, provided, however, that the Secured Party, if it shall so elect after the occurrence and during the continuance of an Event of Default, shall have the right at all such times to settle, compromise, adjust or litigate all claims or disputes directly with the Account Debtor or other obligor upon such terms and conditions as the Secured Party deems advisable and charge all costs and expenses thereof (including attorneys’ fees) to the Debtor’s account and add them to the principal amount of the Indebtedness.

(j)	Taxes. Debtor will timely pay (or make provision for) all federal, state and local tax and other assessments and liabilities required to be paid by Debtor, except where the same are being contested in good faith and by appropriate proceedings or where adequate reserves have been established on Debtor’s financial statements.

(k)	Use of Collateral. The Collateral will not be used by Debtor for personal, family or household purposes.

(1)	Domain Name. Debtor shall take the necessary or appropriate steps to ensure that the identity and location of the servers used in connection with the Debtor’s website and Debtors domain name and the identity of the party having control over the domain name server and of the administrative contact with the registry have been disclosed to the Secured Party. The Debtor shall not change the domain name server without notification to the Secured Party. The Debtor shall maintain the trademark of the domain name by using commercially reasonable efforts to defend against any infringement suits and by policing the trademark, except to the extent the Debtor reasonably determines not to do so if there is no material value remaining with respect to the domain name trademark. The Debtor shall renew the domain name registration with respect to its domain names that retain material value in Debtor’s reasonable determination, and make all payment to the domain name registrar necessary to maintain the respective domain names during the time that any Indebtedness is outstanding.

(m)	Account Control Agreements. Debtor shall at all times maintain all Cash Equivalents owned by Debtor on deposit in a Deposit Account or securities accounts in Debtor’s name with the institutions identified in Section 2(u) or at one or more other institutions disclosed to Secured Party (each, a “Third Party Institution”) and which accounts are covered by an account control agreement in favor of Secured Party (the terms of which shall be acceptable to Secured Party). At any time that the Cash Equivalents or any portion thereof are held in an account or accounts in one or more Third Party Institutions, the related account control agreement shall provide that Secured Party is to receive a copy of the account statements delivered to Debtor. With respect to each such account, Debtor, Secured Party, and each Third Party Institution shall enter into a written agreement, granting Secured Party control of such account and providing that, after the occurrence and during the continuance of an Event of Default beyond any applicable cure period, the Third Party Institution will comply with instructions originated by the Secured Party directing disposition of the funds in such account without further consent by Debtor. Such account control agreement may in accordance with the provisions thereof provide terms under which Debtor may remove funds from such account prior to Secured Party’s exercise of control; provided all funds in or transferred into such account on or after the effectiveness of this Agreement shall be subject to the security interest granted under this Agreement.

(n)	Intellectual Property Rights. Debtor will use commercially reasonable best efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property material to Debtor’s business, and promptly advise Secured Party in writing of material infringements, and (ii) not allow any Intellectual Property material to Debtor’s business to be abandoned, forfeited or dedicated to the public without Secured Party’s written consent.

(o)	Notice of Material Adverse Change. Debtor shall give the Secured Party prompt written notice of any event, occurrence or other matter which has resulted or may result in a material adverse change in its financial condition, business operations, product development, technology, or business or contractual relations with third parties of Debtor which would impair the ability of Debtor to perform its obligations hereunder or under any of the other financing agreements to which it is a party or of Secured Party to enforce the Indebtedness or realize upon the Collateral.

(p)	Late Charges. If any Monthly Payment or other amount due under the Note or this Agreement is not received when due, then upon receipt of notice of the outstanding sum, Debtor agrees to pay, in addition to the amount of each such payment, a late payment charge of one and one half percent (1.5%) of the amount of said Monthly Payment or other amount, but not exceeding any lawful maximum.
4. NEGATIVE COVENANTS.
The Debtor covenants and agrees that, so long as any of the Debt Documents shall remain in effect, or unless the Secured Party shall otherwise consent in writing:
(a)	Distributions. Debtor shall not (i) pay any dividends or make any distributions on its equity securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its equity securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate not to exceed One Hundred Thousand Dollars ($100,000); (iii) return any capital to any holder of its equity securities as such; (iv) make any distribution of assets, equity securities, obligations or securities to any holder of its equity securities as such; or (v) set apart any sum for any such purpose; provided, however, Debtor may pay dividends payable solely in common stock.

(b)	Indebtedness Payments. Debtor shall not (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Additional Indebtedness for borrowed money or lease obligations, (ii) amend, modify or otherwise change the terms of any Additional Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders except as expressly provided for in a duly executed subordination agreement in favor of, and approved by Secured Party.

(c)	Additional Indebtedness. Debtor shall not create, incur, assume or permit to exist any Additional Indebtedness except Permitted Indebtedness.

(d)	Investments. Debtor shall not make any Investment except for Permitted Investments.

(e)	Transactions with Affiliates. Debtor shall not, without the prior written consent of Security Party, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Debtor except for transactions that are in the ordinary course of Debtor’s business, upon fair and reasonable terms that are no less favorable to Debtor than would be obtained in an arm’s length transaction with a nonaffiliated Person.

(f)	Change in Management. Debtor shall not, without the prior written consent of Secured Party, not to be unreasonably withheld or delayed, change the persons holding the offices of Chief Executive Officer or Chief Financial Officer. In the event of the resignation of the Chief Executive Officer or Chief Financial Officer, Debtor agrees to identify a suitable replacement for such individual or individuals within ninety (90) calendar days, and any such individual or individuals so identified shall be reasonably acceptable to Secured Party.

(g)	Disposition of Collateral. Without the prior written consent of Secured Party, Debtor shall not (i) remove any of the Collateral from the continental United States, (ii) sell, rent, lease, mortgage, license, grant a security interest in or otherwise transfer or encumber any of the Collateral, except for (a) Permitted Liens, (b) sales of Inventory in the ordinary course of business, or (iii) transfers of worn out or obsolete equipment Collateral in amounts not to exceed $50,000 unless otherwise agreed by Secured Party.

(h)	Intellectual Property Rights. Debtor shall not register any Copyright Rights with the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior notice to Secured Party of its intent to register such Copyright Rights and has provided Secured Party with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Secured Party may reasonably request in order to maintain the perfection and priority of Secured Party’s security interest in the Copyright Rights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the copyright application(s) with the United States Copyright Office. Debtor shall promptly provide to Secured Party a copy of the copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Secured Party to maintain the perfection and priority of its security interest in such Copyright Rights. Debtor shall provide written notice to Secured Party of any application filed by Debtor in the United States Patent Trademark Office for a patent or to register a trademark or service mark within thirty (30) days of any such filing and Debtor shall execute a security agreement or such other documents as Secured Party may reasonably request in order to permit Secured Party to record a security interest in such Trademark Rights and Patent Rights within 30 days of Debtor’s registration or filing of same. As of the date of this Agreement all of Debtor’s Copyright Rights, Trademark Rights and Patent Rights which have been filed or registered with the United States Copyright Office or the United States Patent Trademark Office are listed in Schedule B.
5. INSURANCE.
(a)	Risk of Loss. Debtor shall at all times bear the entire risk of any loss, theft, damage to, or destruction of, any of the Collateral from any cause whatsoever.

(b)	Insurance Requirements. Debtor agrees to maintain general liability insurance and to keep the Collateral insured against loss or damage by fire and extended coverage perils (other than earthquake and flood), theft, burglary, risk of loss by collision (for any or all Collateral which are vehicles) and such other risks as Secured Party may reasonably require. The liability insurance coverage shall be in an amount standard for companies similar to Debtor in Debtor’s industry in Debtor’s geographic region. The property insurance coverage shall be in an amount no less than the lesser of the loan amount or the full replacement value of the Collateral. All insurance policies shall be in a form, with companies and with deductible amounts reasonably acceptable to Secured Party. Debtor shall deliver to Secured Party policies or certificates of insurance evidencing such coverage. Each policy shall name Secured Party as a loss Secured Party and an additional insured, shall provide for coverage to Secured Party regardless of the breach by Debtor of any warranty or representation made therein, shall not be subject to co-insurance, and shall provide that coverage may not be canceled or altered by the insurer except upon twenty (20) days prior written notice to Secured Party. Debtor appoints Secured Party as its attorney-in-fact to make proof of loss, claim for insurance and adjustments with insurers, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments, provided that Secured Party shall not act as Debtor’s attorney-in-fact unless an Event of Default has occurred and is continuing. Proceeds of insurance in excess of $250,000 shall be applied, at the option of Secured Party, to repair or replace the Collateral or to reduce any of the Indebtedness.
6. REPORTS.
(a)	Notice of Events. Debtor shall promptly notify Secured Party of (i) any change in the name of Debtor, (ii) any change in the state of its incorporation or registration, (iii) any relocation of its chief executive offices, (iv) any of the Collateral being lost, stolen, missing, destroyed, materially damaged or worn out, or (v) any lien, claim or encumbrance other than Permitted Liens attaching to or being made against any of the Collateral.

(b)	Financial Statements, Reports and Certificates. Debtor will deliver to Secured Party within one hundred eighty (180) days of the close of fiscal year 2006 and 2007 of Debtor and each fiscal year thereafter, Debtor’s complete audited financial statements including a balance sheet, income statement, statement of shareholders’ equity and statement of cash flows, each prepared in accordance with generally accepted accounting principles consistently applied, certified by a recognized firm of certified public accountants satisfactory to Secured Party. Debtor will deliver to Secured Party copies of Debtor’s quarterly financial statements including a balance sheet, income statement and statement of cash flows, each prepared by Debtor in accordance with generally accepted accounting principles consistently applied by Debtor (except that such financial statements need not contain notes thereto or account for normal year-end audit adjustments) and certified by Debtor’s chief financial officer, within ninety (90) days after the close of each of Debtor’s fiscal quarters. Debtor shall also provide to Secured Party, upon Secured Party’s request, at the end of each fiscal quarter, a report listing all new Equipment Collateral purchased by Debtor during the quarter. Debtor will deliver to Secured Party copies of Debtor’s monthly financial statements including a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, each prepared by Debtor and certified by Debtor’s chief financial officer, within forty five (45) days after the close of each month, and a Compliance Certificate substantially consistent with the form of the document attached hereto as Schedule C. Debtor will deliver to Secured Party copies of all Forms 10K and 10Q, if any, within thirty (30) after the dates on which they are filed with the Securities and Exchange Commission. Debtor will deliver to Secured Party promptly upon request of Secured Party, in form satisfactory to Secured Party, such other additional financial information as Secured Party may reasonable request from time to time.

(c)	Certification of Financial Information. All reports, certificates, schedules, notices and financial information submitted by Debtor to the Secured Party pursuant to this Agreement shall be certified as true and correct in all material respects by the president or chief financial officer of Debtor.

(d)	Receivables. Upon the written request of Secured Party, but no more frequently than quarterly, unless and Event of Default has occurred and is continuing, Debtor shall deliver to the Secured Party schedules of all outstanding Receivables. Such schedules shall be in form satisfactory to the Secured Party and shall show the age of such Receivables in intervals of not more than thirty (30) days, and contain such other information and be accompanied by such supporting documents as the Secured Party may from time to time reasonably prescribe. The Debtor shall also deliver to the Secured Party, upon Secured Party’s reasonable request therefore, copies of the Debtor’s invoices, sales journals, evidences of shipment or delivery and such other schedules and information as the Secured Party may reasonably request. The items to be provided under this Section are to be prepared and delivered to the Secured Party from time to time solely for its convenience in maintaining records of the Collateral and the Debtor’s failure to give any of such items to the Secured Party shall not affect, terminate, modify or otherwise limit the Secured Party’s security interest granted herein.

(e)	Audits. Upon reasonable advance notice, Debtor shall allow Secured Party to audit Debtor’s Collateral at Debtor’s expense (not to exceed $1,500 per audit). Such audits will be conducted no more often than once every year unless an Event of Default has occurred and is continuing.
7. FURTHER ASSURANCES.
(a)	Further Assurances Regarding Security Interests. Debtor shall, upon request of Secured Party, furnish to Secured Party such further information, execute and deliver to Secured Party such documents and instruments and shall do such other acts and things as Secured Party may at any time request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, Debtor shall cooperate and do all acts deemed necessary or advisable by Secured Party to continue in Secured Party a perfected first security interest in the Collateral, and shall obtain and furnish to Secured Party any subordinations, releases, lessor waivers, or control agreements, and similar documents as may be from time to time reasonably requested by, and in form and substance reasonably satisfactory to, Secured Party. Debtor shall use commercially reasonable efforts after the date of this Loan to obtain and furnish to Secured Party any landlord waivers or co-location waivers as Secured Party shall reasonably request. provided that (i) such waivers shall not be required until such time as Point is paid in full with respect to the first lease schedule between Point and Debtor, and (ii) if Debtor is unable to obtain such landlord or co-location waivers within ninety (90) days after any such request is made to a landlord or co-location facility, Debtor provides to Secured Party, if requested by Secured Party, as additional security (“Additional Security”), an amount equal to the net book value of the Equipment Collateral located at each such premises to be held by Secured Party and, provided no Event of Default hereunder has occurred, applied to the next Periodic Installment, as defined in the Note, due after the required waiver is provided. If the waiver is not provided, Secured Party shall apply the Additional Security to Lessee’s last Periodic Installment due under the Note. If Debtor shall at any time acquire a commercial tort claim (of a value in excess of $100,000), as defined in the Code, Debtor shall promptly notify Secured Party in writing signed by Debtor of the brief details thereof and grant to Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Secured Party.

(b)	Authorization To File Financial Statements. Debtor shall perform any and all acts reasonably requested by the Secured Party to establish, maintain and continue the Secured Party’s security interest and liens in the Collateral, including but not limited to, executing or authenticating financing statements and such other instruments and documents when and as reasonably requested by the Secured Party. Debtor hereby authorizes Secured Party through any of Secured Party’s employees, agents or attorneys to file any and all financing statements, including, without limitation, any original filings, continuations, transfers or amendments thereof required to perfect Secured Party’s security interest and liens in the Collateral under the UCC without authentication or execution by Debtor.

(c)	Indemnification. Debtor shall indemnify and defend the Secured Party, its successors and assigns, and their respective directors, officers and employees, from and against all claims, actions and suits (including, without limitation, related attorneys’ fees) of any kind whatsoever arising, directly or indirectly, in connection with any of the Collateral or the Debt Documents, except to the extent caused by Secured Party’s gross negligence or willful malfeasance; provided that in no event shall Debtor be liable for special or consequential damages or lost profits..

(d)	Transaction Costs and Fees. Debtor shall be responsible for all transaction costs, fees and expenses of Secured Party relating to the Loans up to a maximum amount of $12,000 (such costs, fees and expenses up to $12,000, “Reimbursable Expenses”), and shall also reimburse Secured Party for out of pocket costs relating to filings, searches, documentary stamps, privilege taxes, and similar out of pocket costs necessary to enforce Secured party’s rights as a secured creditor hereunder. Such costs shall be itemized by Secured Party. Debtor agrees that it shall pay, in addition to the amounts referred to above, any reasonable fees for outside legal counsel (excluding costs allocable to Secured Party’s in-house counsel, but including fees of outside counsel of Secured Party retained to prepare Warrant documentation.) Debtor shall also pay to Secured Party a closing fee equal to $20,000.
8. DEFAULT AND REMEDIES.
(a)	Default. Debtor shall be in default under this Agreement and each of the other Debt Documents (“Event of Default”) if:
(i)	Debtor breaches its obligation to pay within 5 business days of the date when due any installment or other amount due or coming due under any of the Debt Documents, provided, however, if the parties have provided for ACH payments and Secured Party fails to draw a payment from Debtor’s account and there are sufficient proceeds in Debtor’s account to cover any such payment, Debtor shall not be in breach under this Section 8(a)(i);

(ii)	Debtor, without the prior written consent of Secured Party, attempts to or does sell, rent, lease, license, mortgage, grant a security interest in, or otherwise transfer or encumber, or allow Liens (except for Permitted Liens) upon, any of the Collateral;

(iii)	Debtor breaches any of its obligations under Sections 3 and 4 and, to the extent capable of cure, the same is not cured within 10 days of notice or knowledge thereof;

(iv)	Debtor breaches any of its insurance obligations under Section 5;

(v)	Debtor breaches any of its other non-payment obligations under any of the Debt Documents and fails to cure that breach within thirty (30) days after receipt of written notice of breach from Secured Party;

(vi)	Any representation, warranty or statement made by Debtor in any of the Debt Documents or otherwise in connection with any of the Indebtedness, shall be, on the date such representation or warranty was made, taken together with all such representations, warranties and statements, false or misleading in any material respect.

(vii)	Debtor breaches or is in default under any other agreement between Debtor and Secured Party and the same remains uncured.

(viii)	Any of the Collateral is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against Debtor or any of the Collateral, which in the good faith judgment of Secured Party subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to remove the risk of same.

(ix)	Debtor, or any guarantor or other obligor for any of the Indebtedness (collectively “Guarantor”) dissolves, terminates its existence, becomes insolvent, or ceases to do business as a going concern, or if a natural person, dies or becomes incompetent;

(x)	A receiver is appointed for all or of any part of the property of Debtor or any Guarantor, or Debtor or any Guarantor makes any assignment for the benefit of creditors;

(xi)	Debtor or any Guarantor files a petition for relief under any bankruptcy, insolvency or similar law, or any such petition is filed against Debtor or any Guarantor and is not dismissed within forty-five (45) days;

(xii)	Debtor improperly files an amendment or termination statement relating to a filed financing statement describing the Collateral;

(xiii)	Debtor shall merge with or consolidate into any other entity or sell all or substantially all of its assets or in any manner terminate its existence, or if more than fifty percent (50%) of Debtor’s voting capital stock, or effective control of Debtor’s voting capital stock, issued and outstanding from time to time, is not retained by the holders who hold such stock on the date of this Agreement;

(xiv)	Debtor defaults under any other financing arrangement between Debtor and a third party resulting in acceleration of the maturity of Debtor’s obligations to such third party in an amount equal to or greater than $150,000;

(xv)	If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Debtor and shall remain unsatisfied and unstayed for a period of fifteen (15) days or more;

(xvi)	Secured Party shall have determined in its reasonable sole and good faith judgment that Debtor has caused a material impairment in the perfection or priority of the Secured Party’s security interest in the Collateral; or

(xvii)	Secured Party shall have determined in its sole and good faith judgment that there has been a material adverse change in the financial condition, business, operations, product development, technology, or business or contractual relations with third parties of Debtor from the date of this Agreement, or a change or event shall have occurred which would impair the ability of Debtor to perform its obligations hereunder or under any of the other financing agreements to which it is a party or of Secured Party to enforce the Indebtedness or realize upon the Collateral.
(b)	Acceleration. If an Event of Default has occurred, Secured Party, at its option, may declare any or all of the Indebtedness to be immediately due and payable, without demand or notice to Debtor or any guarantor (provided that if there is a default as a result of a bankruptcy or insolvency all Indebtedness shall become immediately due and payable without any action by Secured Party) and recover from Debtor as liquidated damages for loss of a bargain and not as a penalty, an amount equal to the Balance Due with respect to all Notes calculated as of the payment date preceding the date that the event which resulted in the Event of Default occurred which payment shall become immediately due and payable. The accelerated obligations and liabilities shall bear interest (both before and after any judgment) until paid in full at the lower of eighteen percent (18%) per annum or the maximum rate not prohibited by applicable law.

(c)	Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have all of the rights and remedies of a Secured Party under the Uniform Commercial Code, and under any other applicable law. Without limiting the foregoing, upon the occurrence of an Event of Default, Secured Party shall have the right to do all of the following: (i) notify any Account Debtor of Debtor or any obligor on any instrument which constitutes part of the Collateral to make payment to the Secured Party, (ii) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (iii) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at said sale, (iv) to instruct the Third Party Financial Institution maintaining any account to transfer the funds in account to any account of the Secured Party, or (v) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the obligations then in default, provided, however, Debtor hereby agrees that, in any event, it will be liable for any deficiency after any lease or other disposition of the Collateral. If requested by Secured Party, Debtor shall promptly assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party, which is reasonably convenient to both parties. Secured Party may also render any or all of the Collateral unusable at the Debtor’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Secured Party is required to give to Debtor under the Uniform Commercial Code of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given to the last known address of Debtor at least ten (10) days prior to such action. Upon the occurrence and during the continuation of an Event of Default, Debtor hereby appoints Secured Party as Debtor’s attorney-in-fact, with full authority in Debtor’s place and stead and in Debtor’s name or otherwise, from time to time in Secured Party’s sole and arbitrary discretion, to take any action and to execute any instrument which Secured Party may deem necessary or advisable to accomplish the purpose of this Agreement. Secured Party may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. In connection therewith, upon the occurrence and during the continuation of an Event of Default, Secured Party and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 8, to use, without charge, Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided, however, such license shall only be exercisable in connection with the disposition of Collateral upon Secured Party’s exercise of its remedies hereunder.

(d)	Application of Proceeds. Proceeds from any sale or lease or other disposition shall be applied: first, to all costs of repossession, storage, and disposition including without limitation attorneys’, appraisers’, and auctioneers’ fees; second, to discharge the obligations then in default; third, to discharge any other Indebtedness of Debtor to Secured Party, whether as obligor, endorser, guarantor, surety or indemnitor; fourth, to expenses incurred in paying or settling liens and claims against the Collateral; and lastly, to Debtor or the Person legally entitled thereto, if there exists any surplus. Debtor shall remain fully liable for any deficiency.

(e)	Fees and Costs. Debtor agrees to pay all reasonable attorneys’ fees and other costs incurred by Secured Party in connection with the enforcement, assertion, defense or preservation of Secured Party’s rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Debtor further agrees that such fees and costs shall constitute Indebtedness.

(f)	Remedies Cumulative. Secured Party’s rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of the Secured Party to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. SECURED PARTY SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY DEBTOR UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY SECURED PARTY. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

(g)	WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, DEBTOR AND SECURED PARTY UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS BETWEEN DEBTOR AND SECURED PARTY RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN DEBTOR AND SECURED PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. TO THE EXTENT THIS WAIVER IS ENFORCEABLE, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(h)	Mitigation. In the event that Debtor shall have paid to Secured Party the liquidated damages referred to in Clause 8(b) above, and Debtor shall have previously returned the Collateral to Secured Party in accordance with Clause 8(c) above, then Secured Party shall pay to Debtor, promptly after receipt thereof, all sale or rental proceeds received from any sale or re-letting of the Collateral during the balance of the Loan term (after deduction of all un-reimbursed damages, costs and expenses incurred by Secured Party as a result of the Event of Default; or other sums due Secured Party by Debtor under the Loan), said amount never to exceed the amount of the liquidated damages paid by Debtor. Secured Party shall use commercially reasonable efforts to sell, re-lease or otherwise use or dispose of the Collateral in mitigation of damages to the extent required by law (however, Secured Party shall not be obligated to give preference to the sale, lease or other disposition of the Collateral over the sale, lease or other disposition of similar equipment owned or leased by Secured Party).
9. MISCELLANEOUS.
(a)	Assignment. This Agreement, any Note and/or any of the other Debt Documents may be assigned, in whole or in part, by Secured Party without notice to Debtor (but only after the occurrence and during the continuance of an Event of Default), and Debtor agrees not to assert against any such assignee, or assignee’s assigns, any defense, set-off, recoupment claim or counterclaim which Debtor has or may at any time have against Secured Party for any reason whatsoever. Debtor agrees that if Debtor receives written notice of an assignment from Secured Party, Debtor will pay all amounts payable under any assigned Debt Documents to such assignee or as instructed by Secured Party. Debtor also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by Secured Party or assignee.
(b)	Notices. All notices to be given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth in this Agreement (unless and until a different address may be specified in a written notice to the other party), and shall be deemed given (i) on the date of receipt if delivered in hand or by facsimile transmission, (ii) on the next business day after being sent by express mail, and (iii) on the fourth business day after being sent by regular, registered or certified mail. As used herein, the term “business day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in San Francisco, California are required or authorized to be closed.

(c)	Time is of the Essence. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Debtor” and their respective heirs, executors, representatives, successors and assigns, and shall inure to the benefit of Secured Party, its successors and assigns.

(d)	Entire Agreement. This Agreement and the Debt Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. THIS AGREEMENT AND THE DEBT DOCUMENTS SHALL NOT BE CHANGED OR TERMINATED ORALLY OR BY COURSE OF CONDUCT, BUT ONLY BY A WRITING SIGNED BY BOTH PARTIES. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(e)	Termination of Agreement and Security Interests. This Agreement shall continue in full force and effect until all of the Indebtedness has been paid in full to Secured Party or its assignee at which time this Agreement and all security interests granted hereby shall terminate, provided, that Debtor’s indemnity obligations set forth in Section 7(c) shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Secured Party have run; and provided further that, Debtor’s obligations under Section 1(d) shall survive indefinitely until, by their terms, they are no longer operative. This Agreement shall automatically be reinstated if Secured Party is ever required to return or restore the payment of all or any portion of the Indebtedness (all as though such payment had never been made).

(f)	CHOICE OF LAW. DEBTOR AGREES THAT THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED BY THE LAWS OF THE STATE OF CALIFORNIA DEBTOR CONSENTS TO JURISDICTION IN THE STATE OF CALIFORNIA AND VENUE IN ANY FEDERAL OR STATE COURT IN THE STATE OF CALIFORNIA FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT SAID COUNTY IS NOT CONVENIENT. DEBTOR WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST SECURED PARTY IN ANY JURISDICTION EXCEPT THE STATE OF CALIFORNIA.

(g)	Limitation of Liability. The Secured Party shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Receivables or any instrument received in payment thereof or for any damage resulting therefrom. The Secured Party is authorized to accept the return of the goods represented by any of the Receivables, without notice to or consent by the Debtor, or without discharging or in any manner affecting the Indebtedness.

(h)	Notification to Account Debtors. The Secured Party shall have the right at any time after the occurrence and during the continuation of an Event of Default to notify any Account Debtor of the Secured Party’s security interest in the Receivables and to require payments to be made directly to the Secured Party. To facilitate direct collection, the Debtor hereby appoints the Secured Party and any officer or employee of the Secured Party after the occurrence and during the continuation of an Event of Default, as the Secured Party may from time to time designate, as attorney-in-fact for the Debtor to (a) receive, open and dispose of all mail addressed to the Debtor and take therefrom any payments on or proceeds of Receivables; (b) take over the Debtor’s post office boxes or make such other arrangements, in which the Debtor shall cooperate, to receive the Debtor’s mail, including notifying the post office authorities to change the address for delivery of mail addressed to the Debtor to such address as the Secured Party shall designate; (c) endorse the name of the Debtor in favor of the Secured Party upon any and all checks, drafts, money orders, notes, acceptances or other evidences of payment or Collateral that may come into the Secured Party’s possession; (d) sign and endorse the name of the Debtor on any invoice or bill of lading relating to any of the Receivables, on verifications of Receivables sent to any Account Debtor, to drafts against any Account Debtor, to assignments of Receivables, and to notices to any Account Debtor; and (e) do all acts and things necessary to carry out this Agreement and the transactions contemplated hereby, including signing the name of the Debtor on any instruments required by law in connection with the transactions contemplated hereby and on financing statements as permitted by the California Uniform Commercial Code. The Debtor hereby ratifies and approves all acts of such attorneys-in-fact, and neither the Secured Party nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law of any such attorney-in-fact. This power, being coupled with an interest, is irrevocable so long as the Indebtedness remains unsatisfied, or any Loan Document remains effective, as solely determined by the Secured Party.

(i)	Loss, Depreciation or Other Damage. The Secured Party shall not be liable for or prejudiced by any loss, depreciation or other damage to Receivables or other Collateral unless caused by the Secured Party’s willful and malicious act, and the Secured Party shall have no duty to take any action to preserve or collect any Receivable or other Collateral.

(j)	Use of Information. Debtor shall permit Secured Party to list Debtor’s name and logo and to describe the transaction contemplated herein in Secured Party’s marketing materials and to post such information on Secured Party’s website. Debtor agrees to list Secured Party as a partner or investor on Debtor’s website and to enter into a mutually agreeable press release announcing the financing contemplated by this Agreement.
10. DEFINITIONS.
     As used herein, the following terms, when initial capital letters are used, shall have the respective meanings set forth below. In addition, all terms defined in the California Uniform Commercial Code (including revised Article 9 thereof) (the “Code”) shall have the meanings given therein unless otherwise defined herein.

Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:
“Account Debtor” shall mean the account debtor or any customer of the Debtor who is obligated or indebted to the Debtor with respect to any of the Receivables and/or the prospective purchaser with respect to any contract right, and/or any party or organization who enters into or proposes to enter into any contract or other arrangement with the Debtor pursuant to which the Debtor is to deliver any personal property or perform any service.
“Additional Indebtedness” means, with respect to Debtor or any of its subsidiaries, the aggregate amount of; without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Additional Indebtedness” shall include all Indebtedness of Debtor and it subsidiaries.
“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Balance Due” means the product of the corresponding percentage indicated on the Balance Due Rider, which is attached as Exhibit A to the applicable Note, for the Payment date immediately preceding the date that the event which caused the Event of Default occurred, times the total principal amount borrowed by Debtor under the Note.
“Cash Equivalents” means the sum outstanding, at any one time, of (i) all cash (in United States dollars) owned by Debtor at such time plus (ii) the fair market value of all cash equivalents and short term investments (as those terms are defined by GAAP) owned by Debtor at such time.
“Collateral” shall mean all Intellectual Property, personal property and fixtures of the Debtor, including, but not limited to all of the Receivables, Payments, accounts, the Deposit Account or Accounts, contract rights, instruments, documents, chattel paper (including tangible and electronic chattel paper), payment intangibles, commercial tort claims, health-care-insurance receivables, instruments, investment property, supporting obligations and general intangibles now owned or hereafter acquired by the Debtor and all goods, equipment, general intangibles and property of the Debtor described below which is now owned or hereafter acquired by the Debtor, wherever located; all deposit accounts (including all signature cards, account agreements and other documents relating to deposit accounts) and other obligations or indebtedness owed to the Debtor from whatever source arising; letter of credit rights; all rights of the Debtor to receive any payment in money or kind; all Inventory; all Equipment; all of the Debtor’s rights as an unpaid seller, including stoppage in transit, detinue and reclamation; all guarantees, or other agreements or property securing or relating to any of the items referred to above, or acquired for the purpose of securing and enforcing any of such items; all books of account and documents related thereto; all customer lists and other documents containing the names, addresses and other information regarding the Debtor’s customers, subscribers or those to whom the Debtor provides any services; computer tapes, programs, discs and other material, media or documents relating to the recording, billing or analyzing of any of the above; all computers, word processors, printers, switches, interfaces, source codes, mask works, software, web servers, website service contracts, internet connection contract or line lease, website hosting service contract, website license agreements, back-up copies of website content, contracts with website advertisers, scripts, codes or Active X controls, technology escrow agreements, website content development agreements, all rights, of whatever form, in and to instructional material, and connectors and all parts, accessories, additions, substitutions, or options together with all property or equipment used in connection with any of the above or which are used to operate or cause to operate any features, special applications, format controls, options or software of any or all of the above-mentioned items; whether now owned or existing or hereafter acquired or arising, contractual rights, literary rights, all amounts received as an award in or settlement of a suit in damages, proceeds of loans, interests in joint ventures or general or limited partnerships, the sale by the Debtor of any of the foregoing and all proceeds (cash and non-cash) of the foregoing; proceeds of property received wholly or partly in trade or exchange for the Collateral and all rents, revenues, issues, profits and proceeds in any form, including cash, insurance proceeds, distributions on stock, negotiable instruments and other evidences of indebtedness, chattel paper, security agreements and other documents arising from the sale, lease, license, encumbrance, collection of, or any other temporary or permanent disposition of, the Collateral or any interest therein. The Debtor acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of Revised Article 9 of the Uniform Commercial Code (1999 Official Text), the foregoing collateral description covers all assets of the Debtor. The Secured Party may at any time and from time to time file, pursuant to the provisions of this Agreement, financing and continuation statements and amendments thereto reflecting the same.
“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a bank.
“Equipment” shall mean (a) all goods and equipment of the Debtor of every type and description, now owned and hereafter acquired and wherever located, including, without limitation, all imbedded software, machinery, motor vehicles and other rolling stock, furniture, furnishings, tools, dies, fittings, accessories, all substitutions therefore, leasehold improvements, fixtures, and materials and supplies relating to any of the foregoing; (b) all present and future documents of title and trust receipts relating to any of the foregoing; (c) all present and future rights, claims and causes of action of Debtor in connection with purchases of (or contracts for the purchase of), or warranties relating to, or damages to, goods held or to be held by the Debtor as equipment; (d) all present and future warranties, manuals and other written materials (and packaging thereof or relating thereto) relating to any of the foregoing; and (e) all present and future general intangibles of the Debtor in any way relating to any of the foregoing.
“Intellectual Property” shall mean (a) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all domestic and foreign copyrights, copyright registrations and copyright applications, whether or not registered or filed with any governmental authority, together with (i) all renewals thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Copyright Rights”); (b) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all United States and foreign patents, and pending and abandoned United States and foreign patent applications, including, without limitation, the inventions and improvements described or claimed therein, together with (i) any reissues, divisions, continuations, certificates of re-examination, extensions and continuations- in-part thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Patent Rights”); (c) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all domestic and foreign trademarks, trademark registrations, trademark applications and trade names, whether or not registered or filed with any governmental authority, together with (i) all renewals thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Trademark Rights”); (d) all present and future licenses and license agreements of the Debtor, and all rights of the Debtor under or in connection therewith, whether the Debtor is licensee or licensor thereunder, including, without limitation, any present or future franchise agreements under which the Debtor is franchisee or franchisor, together with (i) all renewals thereof, (ii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) all claims, causes of action and rights to sue for past, present or future infringements thereof, and (iv) all rights corresponding thereto throughout the world (collectively “License Rights”); (e) all present and future trade secrets of the Debtor; and (f) all other present and future intellectual property of the Debtor.
“Inventory” shall mean and include (a) all goods now owned or hereafter acquired by the Debtor, which are held for sale or lease by the Debtor or are furnished or to be furnished by the Debtor under contracts of service, (b) all raw materials, work in process, finished goods, packaging materials, and other materials and supplies of every kind used or consumed in connection with the manufacture, production, packing, shipping, advertising or sale of such goods, (c) all proceeds and products from the sale or other disposition of such goods, including all goods returned, repossessed, or acquired by the Debtor by way of substitution or replacement, and all additions and accessions thereto, and all documents and instruments (as those terms are defined in the Uniform Commercial Code) covering such goods; (d) all the Debtor’s rights as an unpaid seller, including stoppage in transit, detinue and reclamation; and (e) all of the above owned by the Debtor or in which the Debtor now has or in which the Debtor may hereafter acquire an interest, whether in transit or in the Debtor’s constructive or actual possession or held by the Debtor or others for the Debtor’s account (including any of the above held on consignment), including, without limitation, all of the above which may be located on the Debtor’s premises or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, converters or other third parties who may have possession, temporary or otherwise, thereof.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.
“Lien(s)” shall mean any mortgage, pledge, deed of trust, assignment, security interest, encumbrance, hypothecation, lien, or charge of any kind (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
“Payment” or “Payments” shall mean any check, draft, cash or any other remittance or credit in payment or on account of any or all of the Receivables and the cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable.
“Permitted Indebtedness” means and includes: (i) Indebtedness of Debtor to Secured Party; (ii) Additional Indebtedness arising from the endorsement of instruments in the ordinary course of business; (iii) Additional Indebtedness in favor of Point existing on the date hereof and set forth in Schedule B provided, Debtor shall give to Secured Party the first right of refusal over other financing parties to provide similar financing to Debtor if Debtor’s relationship with Point terminates; (iv) Subordinated Indebtedness; (vi) Additional Indebtedness not to exceed $50,000 in the aggregate in any fiscal year of Debtor secured by Liens described in clause “(v)” of the definition of Permitted Liens, provided such Additional Indebtedness does not exceed the cost of the Equipment financed with such Additional Indebtedness; (vii) other Additional Indebtedness not otherwise permitted by Section 4(c) not exceeding $100,000 in the aggregate at any time; (viii) Additional Indebtedness with respect to surety bonds and like obligations with respect to performance contracts in the ordinary course of business; (ix) Additional Indebtedness of Debtor to any subsidiary of Debtor so long as the terms thereof do not require Debtor to pay more than $50,000 in aggregate amount in any fiscal year to its subsidiaries; and (x) Additional Indebtedness of Debtor to trade creditors in the ordinary course of business.
“Permitted Investments” means and includes any of the following Investments as to which Secured Party has a perfected security interest: (a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000); (b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance; (c) Investments in open market commercial paper rated at least “Al” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof; (d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business, and (e) any Investments permitted by Debtor’s investment policy as of the date hereof, as amended from time to time, provided that any such amendment thereto has been approved by Secured Party.
“Permitted Liens” means (i) Liens in favor of Secured Party; (ii) Liens for taxes not yet due or for taxes being contested in good faith and which do not involve, in the judgment of Secured Party, any risk of the sale, forfeiture or loss of any of the Collateral; (iii) inchoate material men’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent; (iv) Liens existing on the date hereof and which are listed in Schedule B, (v) Liens not to exceed $50,000 in the aggregate in any fiscal year (A) upon or in any Equipment acquired or held by Debtor to secure the purchase price of such Equipment or Additional Indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (B) existing on such Equipment at the time of its acquisition provided that the Lien is confined solely to the Equipment so acquired and improvements thereon and the proceeds of such Equipment, (vi) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Debtor’s deposit accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses subject to Debtor’s compliance with Section 4(b) hereof; (vii) Liens incurred in connection with the extension, renewal or refinancing of the Additional Indebtedness secured by Liens described above so long as it constitutes Permitted Indebtedness, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the then outstanding principal amount of the Additional Indebtedness may not increase.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Receivables” shall mean in addition to the definition of account as contained in the Uniform Commercial Code (a) all of the Debtor’s present and future accounts, contract rights, receivables, promissory notes and other instruments, chattel paper (including tangible and electronic chattel paper), tax refunds, general intangibles (excluding the Intellectual Property) and all rights to receive the payment of money or other consideration under present or future contracts including, without limitation; (b) all present and future cash of the Debtor; (e) all present and future judgments, orders, awards and decrees in favor of the Debtor and causes of action in favor of the Debtor; (d) all present and future contingent and noncontingent rights of the Debtor to the payment of money for any reason whatsoever, whether arising in contract, tort or otherwise including, without limitation, all rights to receive payments under presently existing or hereafter acquired or created letters of credit; (e) all present and future claims, rights of indemnification and other rights of the Debtor under or in connection with any contracts or agreements to which the Debtor is or becomes a party or third party beneficiary; (f) all goods previously or hereafter returned, repossessed or stopped in transit, the sale, lease or other disposition of which contributed to the creation of any account, instrument or chattel paper of the Debtor; (g) all present and future rights of the Debtor as an unpaid seller of goods, including rights of stoppage in transit, detinue and reclamation; (h) all rights which the Debtor may now or at any time hereafter have, by law or agreement, against any Account Debtor or other obligor of the Debtor, and all rights, liens and security interests which the Debtor may now or at any time hereafter have, by law or agreement, against any property of any Account Debtor or other obligor of the Debtor; (i) all invoices and shipping documents; and (j) all present and future interests and rights of the Debtor, including rights to the payment of money, under or in connection with all present and future leases and subleases of real or personal property to which the Debtor is a party, as lessor, sublessor, lessee or sublessee; and (k) all receivables due to Debtor related to the sale of Debtor’s software products, or the provision by Debtor of services related to its software products.
“Subordinated Indebtedness” means Additional Indebtedness subordinated to the Indebtedness on terms and conditions acceptable to Secured Party in its sole discretion.

11.	THIS MASTER SECURITY AGREEMENT IS MADE PURSUANT TO THE CALIFORNIA FINANCE LENDERS LAW, DIVISION 9 (COMMENCING WITH SECTION 22000) OF THE FINANCIAL CODE.

FOR INFORMATION CONTACT THE DEPARTMENT OF CORPORATIONS, STATE OF CALIFORNIA.

ATEL VENTURES, INC. HOLDS CALIFORNIA FINANCE LENDERS LICENSE NUMBER 6052302.
     IN WITNESS WHEREOF, Debtor and Secured Party, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

SECURED PARTY:		DEBTOR:

ATEL VENTURES, INC.		REPLY! INC.

By:	/s/ Paritosh K. Choksi	By:	/s/ Payam Zamani
	Name: Paritosh K. Choksi		Name : Payam Zamani
	Title: Executive Vice President		Title: CEO

SCHEDULE A
(Collateral Locations)

SCHEDULE B
(Permitted Indebtedness)
$2,000,000 revolving credit line secured by specific equipment obtained pursuant to such credit line in favor of POINT FINANCIAL, INC.
(Permitted Liens)
Lien in favor of POINT FINANCIAL, INC. on specific equipment financed under equipment schedules under a $2,000,000 revolving credit line provided such Permitted Lien is released with respect to each equipment schedule upon payment in full by Debtor to Point with respect to each such equipment schedule.
(Registered Copyrights)

SCHEDULE C
(Compliance Certificate)
FORM OF
COMPLIANCE CERTIFICATE
ATEL Ventures, Inc.
600 California Street, 6th Floor
San Francisco, CA 94108
Re: REPLY! INC.
Gentlemen:
Reference is made to the Master Security Agreement dated as of                      (as the same have been and may be amended from time to time, the “Loan Agreement”, the capitalized terms used herein as defined therein), between ATEL Ventures, Inc. and                      (the “Company”)
The undersigned authorized representative of the Company hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in complete compliance for the financial reporting period ending                      with all required financial reporting under the Loan Agreement, except as noted below. Attached herewith are the required documents supporting the foregoing certification. The undersigned further certifies that the accompanying financial statements have been prepared in accordance with Generally Accepted Accounting Principles, and are consistent from one period to the next, except as explained below.
Indicate compliance status by circling Yes/No under “Complies”

REPORTING REQUIREMENT	REQUIRED	COMPLIES
Interim Financial Statements	Quarterly within 90 days	YES / NO
Audited Financial Statements-2006 and 2007 and thereafter	FYE within 180 days
Monthly Financial Statements	Monthly within 45 days
Date of most recent Board-approved budget/plan
Submitted with Borrowing Request		YES / NO

Any change in budget/plan since prior Borrowing Request		YES / NO

ACCOUNT CONTROL AGREEMENTS
Pursuant to Section 3(m) of the Loan Agreement, Debtor represents and warrants that: (i) as of the date hereof, Debtor maintains in the United States only those deposit and investment accounts set forth below; and (ii) a control agreement has been executed and delivered to Secured Party with respect to each such account [Note: If Debtor has established any new account(s) since the date of the last compliance certificate, please so indicate].
Deposit Accounts

Control
			Agreement		New
	Name of Institution	Account Number	In place?	Complies	Account
1.)			YES/NO	YES/NO	YES/NO
2.)			YES/NO	YES/NO	YES/NO
3.)			YES/NO	YES/NO	YES/NO
4.)			YES/NO	YES/NO	YES/NO
EXPLANATIONS

Very truly yours, REPLY! INC.
By:
Name:
Title:*

*	Must be executed by Debtor’s Chief Financial Officer.

SCHEDULE D
PROMISSORY NOTE NO. 1
To Master Security Agreement No. REPLX
Dated as of September__, 2007

$4,000,000.00	, 2007
FOR VALUE RECEIVED, REPLY! INC., a California corporation, located at the address stated below (“Debtor”) promises, to pay to the order of ATEL Ventures, Inc., a California Finance Lender with California Finance Lender’s License No. 605-2302, or any subsequent holder hereof (each, a “Secured Party”) at its office located at 600 California Street, 6th Floor, San Francisco, CA 94108 or at such other place as Secured Party or the holder hereof may designate, the principal sum of Four Million Dollars ($4,000,000.00) (the “Principal Amount”), with interest on the unpaid principal balance from the date hereof through and including the dates of payment. During the initial term of this Note, Maker shall pay on the first day of each month, (i) six (6) monthly installments of interest only, payable in advance, each of which shall be equal to the product of (a) the interest factor of 1.02668025% (“Interest Factor”) and (b) the original Principal Amount, in the interest installment amount specified below, (each an “Interest Installment”), followed by (iii) thirty (30) consecutive monthly periodic installments payable in advance on the first day of each month (each a “Periodic Installment”), each of which shall be equal to the product of (a) the loan factor of 3.8650% (“Loan Factor”) and (b) the original Principal Amount, in the periodic installment amount each month specified below as follows:

Interest Installment Amount
1 - 6	$41,067.21

Periodic Installment Amount
7-36	$154,600.00
Such installments have been calculated on the basis of a 360-day year of twelve 30-day months. Each payment may, at the option of the Debtor, be calculated and applied on an assumption that such payment would be made on its due date. Debtor agrees to pay any initial partial month interest payment from the date of this Note to the first day of the following month (“Interim Interest”), (the “Commencement Date”).
Prepayment Option: Notwithstanding anything to the contrary contained herein or in the Agreement, so long as no Event of Default shall exist and be continuing, Debtor may prepay this Note in full, but not in part, after eighteen (18) months on the following terms and conditions:
(a)	Debtor shall give Secured Party five (5) business days’ prior written notice of its intent to prepay the Note and such prepayment shall be made upon a regularly scheduled payment date; and

(b)	Prepayment shall be in the full amount of unpaid Principal Amount, earned but unpaid interest accrued to the date of prepayment, and any outstanding fees, taxes, costs or other reimbursements (including any indemnities) owing to Secured Party as so required by the terms of the Agreement or Note (in the aggregate, the “Prepayment Amount”).

(c)	In addition to the above Prepayment Amount, if Debtor prepays this Note, Debtor shall pay the following prepayment fee (“Prepayment Fee”): (i) on the first day of and during the nineteenth

(19th) month through and including the last day of the twenty-fourth (24th) month: two percent (2%) of the remaining Principal Amount of this Note, and (iii) on the first day of the twenty-fifth (25th) month through and including the thirty-sixth (36th) month of this Note, a Prepayment Fee declining from 2% on a pro-rata basis to zero percent (0%) of the remaining unpaid Principal Amount of this Note.

(d)	In the event Debtor is acquired during the first eighteen months of the term of this Note, and the acquisition price per share which Secured Party receives after net exercise of its Warrant is greater than or equal to three times (3X) the Exercise Price of Secured Party’s Warrant, there will be no Prepayment Fee on Debtor’s prepayment of this Note in the first eighteen months. If the acquisition price per share is less than three times (3X) the Exercise Price of Secured Party’s Warrant after net exercise of the Warrant, there will be no Prepayment Fee on Debtor’s prepayment of this Note, however Debtor shall pay to Secured Party in cash an amount equal to the difference between the amount Secured Party actually receives for its Warrant and three times (3X) the Exercise Price of the Warrant. Notwithstanding the understanding set forth in this subsection (d), in the event that the Warrant and this Loan are assumed by an acquiring party satisfactory to Secured Party in its good faith discretion, this subsection (d) shall not apply.
The acceptance by Secured Party of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Secured Party’s right to receive payment in full at such time or at any prior or subsequent time.
This Note incorporates by reference all of the terms and conditions of Master Security Agreement No. REPLX, dated as of September               , 2007, between Secured Party, and Debtor (the “Security Agreement”), and all capitalized terms used herein, which are not otherwise defined, will have the same meanings as given to them in such Security Agreement. This Note is secured by the Security Agreement, and is entitled to the benefits of the Security Agreement, which contains, among other things, provisions for (i) Events of Default and the Secured Party’s rights and remedies following an Event of Default (which include, but are not limited to, acceleration of amounts due under this Note and payment of the Balance Due set forth in Exhibit A to this Note) (ii) the description of and Secured Party’s rights with respect to the Collateral which secures the repayment of this Note set forth on Exhibit B to this Note, and (iii) other rights and remedies of Secured Party.
The Debtor and all sureties, endorsers, guarantors or any others (each such person, other than the Debtor, an “Obligor”) who may at any time become liable for the payment hereof jointly and severally consent hereby to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note or any Security Agreement or any term and provision of either, which may be made, granted or consented to by Secured Party, and agree that suit may be brought and maintained against any one or more of them, at the election of Secured Party without joinder of any other as a party thereto, and that Secured Party shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note. The Debtor and each Obligor hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if and to the extent permitted by law) all expenses incurred in collection, including Secured Party’s actual attorneys’ fees. Debtor and each Obligor agrees that fees not in excess of twenty percent (20%) of the amount then due shall be deemed reasonable.
Debtor and Secured Party intend to strictly comply with all applicable Federal and California laws.

TO THE EXTENT PERMITTED BY LAW, THE DEBTOR HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN DEBTOR AND SECURED PARTY RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATEDTRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN DEBTOR AND SECURED PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.) THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. TO THE EXTENT THIS WAIVER IS ENFORCEABLE, IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
This Note and any Security Agreement and Proposal Letter constitute the entire agreement of the Debtor and Secured Patty with respect to the subject matter hereof and supersede all prior understandings, agreements and representations, express or implied. In the event of a conflict between the Proposal Letter and the Note and Security Agreement, the Note and Security Agreement shall govern.
No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Debtor and Secured Party. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.
Any provision in this Note or any Security Agreement which is in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.
Upon receipt of an affidavit of an officer of Secured Party as to the loss, theft, destruction or mutilation of this Note or any Debt Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Debt Document, Debtor will issue, in lieu thereof, a replacement Note or other Debt Document in the same principal amount thereof and otherwise of like tenor.
It is understood and agreed that this Note and all of the Debt Documents were negotiated and have been or will be delivered to Secured Party in the State of California, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by this Note and the Debt Documents. Debtor agrees to furnish to Secured Party at Secured Party’s office in San Francisco, CA, all further instruments, certifications and documents to be furnished hereunder. The parties also agree that if collateral is pledged to secure the debt evidenced by this Note, that the state or states in which such collateral is located each have a substantial relationship to the parties and to the underlying transaction embodied by this Note and the Debt Documents.
CHOICE OF LAW. DEBTOR AGREES THAT THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED BY THE LAWS OF THE STATE OF CALIFORNIA DEBTOR CONSENTS TO JURISDICTION IN THE STATE OF CALIFORNIA AND VENUE IN ANY FEDERAL OR STATE COURT IN THE STATE OF CALIFORNIA FOR SUCH PURPOSES AND WAIVES ANY AND ALL

RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT SAID COUNTY IS NOT CONVENIENT. DEBTOR WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST SECURED PARTY IN ANY JURISDICTION EXCEPT THE STATE OF CALIFORNIA.

REPLY! INC.

By:
(Witness)

Name:
(Print name)

Title:
(Address)

Federal Tax ID #:
Address:

EXHIBIT A TO
PROMISSORY NOTE No. 1 to
MASTER SECURITY AGREEMENT NO. REPLX
Dated as of September           , 2007 between
ATEL VENTURES, INC. as Secured Party and Reply! Inc. as Debtor

Balance Due Value
(% of Original
Period	Principal)
1	108.97%
2	108.91%
3	108.80%
4	108.70%
5	108.55%
6	108.38%
7	105.36%
8	102.29%
9	99.19%
10	96.05%
11	92.86%
12	89.62%
13	86.35%
14	83.03%
15	79.67%
16	76.26%
17	72.81%
18	69.31%
19	65.76%
20	62.17%
21	58.56%
22	54.92%
23	51.25%
24	47.55%
25	43.81%
26	40.03%
27	36.23%
28	32.38%
29	28.51%
30	24.60%
31	20.64%
32	16.64%
33	12.60%
34	8.53%
35	4.42%
36	0.28%
Balance Due Values are due in addition to any Interest or Periodic Installment due on the same day.

REPLY! INC.
By:
Name:
Title:
Date:

EXHIBIT B TO
PROMISSORY NOTE No. 1 to
MASTER SECURITY AGREEMENT NO. [AGR#]
Dated as of [Date] between
ATEL VENTURES, INC. as Secured Party and REPLY! INC. as Debtor
“Collateral” shall mean all personal property and fixtures of the Debtor, including, but not limited to all of the Intellectual Property, Receivables, Payments, accounts, the Deposit Account or Accounts, contract rights, instruments, documents, chattel paper (including tangible and electronic chattel paper), payment intangibles, commercial tort claims, health-care-insurance receivables, instruments, investment property, supporting obligations and general intangibles now owned or hereafter acquired by the Debtor and all goods, equipment, general intangibles and property of the Debtor described below which is now owned or hereafter acquired by the Debtor, wherever located; all deposit accounts (including all signature cards, account agreements and other documents relating to deposit accounts) and other obligations or indebtedness owed to the Debtor from whatever source arising; letter of credit rights; all rights of the Debtor to receive any payment in money or kind; all Inventory; all Equipment; all of the Debtor’s rights as an unpaid seller, including stoppage in transit, detinue and reclamation; all guarantees, or other agreements or property securing or relating to any of the items referred to above, or acquired for the purpose of securing and enforcing any of such items; all books of account and documents related thereto; all customer lists and other documents containing the names, addresses and other information regarding the Debtor’s customers, subscribers or those to whom the Debtor provides any services; computer tapes, programs, discs and other material, media or documents relating to the recording, billing or analyzing of any of the above; all computers, word processors, printers, switches, interfaces, source codes, mask works, software, web servers, website service contracts, internet connection contract or line lease, website hosting service contract, website license agreements, back-up copies of website content, contracts with website advertisers, scripts, codes or Active X controls, technology escrow agreements, website content development agreements, all rights, of whatever form, in and to instructional material, and connectors and all parts, accessories, additions, substitutions, or options together with all property or equipment used in connection with any of the above or which are used to operate or cause to operate any features, special applications, format controls, options or software of any or all of the above-mentioned items; whether now owned or existing or hereafter acquired or arising, contractual rights, literary rights, all amounts received as an award in or settlement of a suit in damages, proceeds of loans, interests in joint ventures or general or limited partnerships, the sale by the Debtor of any of the foregoing and all proceeds (cash and non-cash) of the foregoing; proceeds of property received wholly or partly in trade or exchange for the Collateral and all rents, revenues, issues, profits and proceeds in any form, including cash, insurance proceeds, distributions on stock, negotiable instruments and other evidences of indebtedness, chattel paper, security agreements and other documents arising from the sale, lease, license, encumbrance, collection of, or any other temporary or permanent disposition of, the Collateral or any interest therein. The Debtor acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of Revised Article 9 of the Uniform Commercial Code (1999 Official Text), the foregoing collateral description covers all assets of the Debtor. The Secured Party may at any time and from time to time file, pursuant to the provisions of this Agreement, financing and continuation statements and amendments thereto reflecting the same.

SCHEDULE E
MASTER SECURITY AGREEMENT NO. REPLX (the “Loan”)
dated as of [Date], by and between
ATEL VENTURES, INC. (the “Secured Party”) and [Debtor Name] (the “Debtor”)
REQUEST FOR ADVANCE No. __-__
     WHEREAS, REPLY! INC. (“Debtor”) will execute a Promissory Note No. 1 to a certain Master Security Agreement dated September, 2007, (the Promissory Note, as it incorporates or will incorporate the term of the Master Security Agreement, hereinafter referred to as the “Loan”) between itself and ATEL VENTURES, INC. (“Secured Party”),
     NOW, THEREFORE, (i) Debtor requests that Secured Party make an Advance to Debtor in the amount of $. (The date of any such advance by Secured Party shall be set forth below and known as the “Advance Date”); Debtor agrees that Secured Party may fill in the Advance Date below on the date the Advance is advanced.
     Debtor agrees that pursuant to the terms of the Loan, the daily Payment is $_________ in total which equals $_________ multiplied by the number of days from (and including) the Advance Date to (but not including) the Commencement Date of the term of the Promissory Note and shall be due and payable on the Commencement Date of the term of the Promissory Note and such daily Payment is due monthly in advance without right of deduction, offset, abatement, defense, counterclaim or demand whatsoever. The Monthly Payment is $_________ per month, and is due monthly in advance without right of deduction, offset, abatement, defense, counterclaim or demand whatsoever on the Commencement Date and on the first day of each month thereafter for 36 months. If for any reason the Debtor fails to execute the Promissory Note which covers the Collateral accepted hereunder, this Request for Advance shall operate as a Loan and incorporates by reference all the terms and conditions of the Master Security Agreement.
     Debtor confirms having made for its own records a copy of this Request for Advance contemporaneously with its execution. This disclaimer of express and implied warranties has been discussed between the undersigned and Secured Party and has been specifically bargained for by the undersigned and Secured Party with respect to the Collateral particularly described in the Loan.

REPLY! INC.
By:

Title:

Advance Date:

SCHEDULE F
CERTIFIED COPY OF CORPORATION RESOLUTION
AND INCUMBENCY CERTIFICATE
of
REPLY! INC.
RESOLVED: That any one or more of the following officers of this corporation,

Name	Title	Signature

be and they hereby are authorized and directed to from time to time enter into for and on behalf of this corporation loan agreements and other documents, instruments, and agreements in furtherance of such transactions, with this corporation as Debtor and ATEL VENTURES, INC. as Secured Patty in such form and in such amounts and upon such terms as the officers of this corporation or any one or more of them deem to be in the best interests of this corporation and its stockholders.”
I,                                         , Secretary of                                                              ,
hereby certify that the foregoing is a true copy of a resolution duly and legally adopted by the Board of Directors of said corporation, on                            , 20____.

Dated

SEAL of Corporation

(Secretary)

SCHEDULE G
INSURANCE VERIFICATION

TO:

	Insurance Company	Agent’s Name

	Address	Phone Number

City, State, Zip Code
Ladies and Gentlemen:
The undersigned is presently obtaining financing secured by, among other things, its business assets.
Under the term of our Loan Agreement, we hereby request that a Memorandum or Certificate of Insurance be issued as follows:
1. Liability Policy: “ATEL VENTURES, INC. (ATEL) and ITS ASSIGNEES” to be named as an “ADDITIONAL INSURED” party.
[a] Named Additional Insured: ATEL VENTURES, INC. and its Assignees, as its interests may appear
[b] Minimum Insured Value: [$2,000,000]
2. Physical Damage or Loss Policy: “ATEL VENTURES, INC. and its Assignees” to be named as a “LOSS PAYEE” and
     [a] Loss Payee: ATEL VENTURES, INC. and its Assignees, as its interest may appear
     [b] Minimum Insured Value: Maximum Balance Due Percentage
TWENTY (20) DAYS’ NOTICE OF CANCELLATION OR CHANGE IN POLICY MUST BE GIVEN
This insurance coverage is mandatory to consummate this Loan transaction. Please mail one copy of the Memorandum or Certificate of Insurance to ATEL.
Your immediate implementation of this instrument would be appreciated. Should you have any questions, please contact ATEL (415) 616-3437.
The undersigned authorizes ATEL, its assignees, or the Loss Payee to coordinate insurance coverage requirements with our agents.
REPLY! INC.

By:
RETURN TO:
Title:	ATEL VENTURES, INC.
Date:	600 California St, 6th Floor San Francisco, CA 94108

SCHEDULE H
Landlord Waiver
RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:
ATEL Ventures, Inc.
600 California Street, 6th Floor
San Francisco, California 94108

SPACE
ABOVE THIS LINE FOR RECORDER’S USE
CONSENT TO REMOVAL OF PERSONAL PROPERTY
KNOW ALL MEN BY THESE PRESENTS:
(i) The undersigned has an interest as owner in the following described real property, (the “Real Property”):
That certain real property located at                                         , in the County of                     , State of                    ,
     legally described as:
See attached Exhibit “A” [Please provide legal description].
(ii) REPLY! INC., as Debtor (“Debtor’), in order to obtain a working capital loan, has entered into or will enter into Master Security Agreement No. REPLX dated as of September ___, 2007 with ATEL VENTURES, INC., as Secured Party (“Secured Party”). The Master Security Agreement and related Promissory Notes which incorporate the terms and conditions of the Master Security Agreement (together, the “Loan”), are secured by a lien on all personal property and other assets of Debtor (the “Collateral”), which is or will be located upon the Real Property, and is described as follows:
Various Personal Property of Debtor serving as collateral under the Loan and generally described as:
See attached Exhibit “B”
(iii) Secured Party, as a condition to entering into the Loan, requires that the undersigned landlord consent to the removal by Secured Party of the Personal Property from the Real Property, no matter how it is affixed thereto, and to the other matters set forth below.
     NOW, THEREFORE, for a good and sufficient consideration, receipt of which is hereby acknowledged, the undersigned consents to the placing of the Personal Property on the Real Property, and agrees with Secured Party as follows:
     1. The Personal Property shall be considered to be personal property of Debtor and shall not be considered part of the Real Property regardless of whether or by what means it is or may become attached or affixed to the Real Property.
     2. The undersigned has not and will not claim any interest in the Personal Property. The undersigned waives any right of distraint, attachment or execution against the Personal Property or any claim to the Personal Property, statutory or otherwise, during the effectiveness of the Loan.

     3. The undersigned will permit Secured Party or its successors and assigns to enter upon the Real Property for the purpose of exercising any right it may have under the terms of the Loan or otherwise including, without limitation, the right to remove the Personal Property from the Real Property; provided, however, that if Secured Party, in removing the Personal Property damages any improvements of the undersigned on the Real Property, Secured Party will at its expense, cause same to be promptly repaired.
     4. This agreement shall be binding upon the heirs, successors and assignees of the undersigned.
     IN WITNESS WHEREOF, the undersigned has executed this instrument as of                     , 2007.

By:

By:

Title:

The foregoing Consent must be acknowledged before a Notary Public and returned to:
ATEL Ventures, Inc.
600 California Street, 6th Floor
San Francisco, California 94108
Attn: Kay Jones
State of
ss.
County of
On                      before me, personally appeared                      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal

Signature

SCHEDULE I
Co-location Waiver
WAIVER AGREEMENT
REPLY! INC. (“Customer”) and                                          (“Company”) entered into a  [                      ] dated as of                                         , (“Agreement”) for the placement of certain Equipment, as defined below, at Company’s address at                                                              (the “Location”).
ATEL VENTURES, INC. (“ATEL”) has entered into a Master Security Agreement with Customer dated as of  September___, 2007, (the “Security Agreement”) covering the equipment described on Exhibit “A” hereto and any additions, accessions or replacements thereto (the “Equipment”).
ATEL, Company and Customer now desire to enter into this Waiver Agreement (“Waiver”) as of                                         .
Notwithstanding anything to the contrary contained in this Waiver, Customer, Company and ATEL agree as follows:
1.	Company shall have no right of bailment and Company shall not hold any or all of the Equipment in bailment.

2.	The Equipment shall be considered to be personal property and shall not be considered part of any real property regardless of whether or by what means it is or may become attached or affixed to any real or other personal property.

3.	Company has no, and will not claim any, interest in the Equipment.

4.	Upon three days prior notice to Company, Company will permit ATEL to enter the Location for the purpose of removing the Equipment, provided that ATEL indemnifies Company and holds it harmless from and against any other person, corporation or entity claiming to have any interest in the Equipment. Company agrees to such removal of the Equipment. If ATEL, in removing any of the Equipment damages any improvements of Company at the Location, ATEL will cause the same to be repaired at ATEL’s expense.

5.	Company shall not remove any of the Equipment without ATEL’s prior written consent. Company shall notify ATEL within 10 days of any termination or expiration of the Agreement and permit ATEL to remove the Equipment as described in Section 4 above.

6.	All notices hereunder shall be sent by reliable, overnight messenger, with proof of delivery. The terms of this Waiver shall be binding on the heirs, successors and assigns of each party. Customer may not assign the Agreement without ATEL’s prior written consent. Company may assign the Agreement with prior written notice to ATEL.

7.	Company and Customer shall not amend the Agreement without prior written notice to ATEL.

8.	This Waiver may only be modified by a writing signed by an authorized representative of each party.

9.	This Waiver may be executed in counterparts all of which together shall constitute the original.

11.	In the event of any conflict between the terms of this Waiver and the Agreement, the terms of this Waiver shall prevail.

12.	This Waiver shall be deemed to have been made under and shall be governed by the laws of the State of California in all respects, including matters of construction, validity and performance. At ATEL’s sole discretion, option and election, jurisdiction and venue for any legal action between the parties arising out of or relating to this Waiver shall be in the Superior Court of San Francisco County, California, or, in cases where federal diversity jurisdiction is available, in the United States District Court for the Northern District of California located in San Francisco, California.
In Witness Whereof, the parties have executed this Waiver Agreement.

Company:	Customer:
REPLY! INC.

By:	By:
Title:	Title:
Notice Address:	Notice Address:

Attention:	Attention:
Telephone:	Telephone:
Fax:	Fax:

ATEL VENTURES, INC.

By:
Title:
Notice Address: 600 California Street, 6th Floor
San Francisco, CA 94108
Attention: Associate General Counsel
Telephone: (415) 989-8800
Fax: (415) 616-5555